Exhibit 10.14

Tax ID No. DE 127504902
Assignment of Outstanding Debts
(Global Assignment)	Ref. No. KAg/G3/CH/ES
Place, date: Augsburg, July 29, 2011

To secure all claims arising from the bank-related business relations according to No. 2,

Prometal RCT GmbH

Am Mittleren Moos 41

86167 Augsburg

•	hereinafter referred to as the Transferor, transfers to the Sparkasse claims owed currently and in the future arising from the delivery of goods and services as well as from

—

Against all customers or debtors whose letters begin with

A to Z

•	hereinafter referred to as third-party debtors. They are described in greater detail under No. 1.1.

1. Transferred claims

1.1 Information regarding the transferred claims

The transfer pertains to the claims that arose from the Transferor’s business activities or will arise from these in the future. With the claims, all ancillary claims, including any interest in arrears, shall be transferred. If the collateral provider instructs a third party to collects its claims in its name, it shall hereby also transfer to the Sparkasse the possession recovery rights and payment claims to which it is entitled arising from these. If a claim included in the transfer cannot be executed in whole or in part as a result of a third-party debtor’s complaints, the transfer shall also include any of the Transferor’s warranty claims against its contractor.

To determine the starting letter of individual persons or companies that contain one or more family names, the first letter of the first family name is authoritative. In the other cases, it shall be the first letter of the company name.

1.2 Claims in the current account

Should a transferred claim between the Transferor and the third-party debtor have to be placed in a current account (real or so-called non-real current account), then the claims from drawn and future balances shall also be transferred. Also transferred is the right to terminate the current account and determining the balance.

2. Purpose of collateral

The claims shall serve as collateral for all existing and future, including conditional or time-limited, claims of the Sparkasse against

Prometal RCT GmbH, Am Mittleren Moos 41, 86167 Augsburg

•

hereinafter referred to as Borrower – from its bank-related business relations (especially from current account, credits, and loans of all types including any legal claims and bills of exchange). They shall also cover claims against the Borrower from bills of exchange, even if they are submitted by third parties, from transfers or legal transfers of claim and from sureties, which have been taken over by the Borrower in relation to the Sparkasse, effective on their due dates, to the extent that the Sparkasse acquires these claims within the scope of its bank-related business relations with the Borrower.

3 Inventory

3.1 The Transferor shall send to the Sparkasse1

on a semi-annual basis

and unbidden an inventory of the aforementioned claims, and initially upon signing this Contract. The Sparkasse may also request an inventory in shorter time intervals. The inventory must provide the names and addresses of third-party debtors, the amount of the claim, the invoice date as well as any due dates. Current account claims shall be explicitly marked in the inventories. Upon request, the existence of claims shall be verified by the submission of invoice copies or other documents. The scope of the claim transfer shall not be impaired by an incomplete inventory.

3.2 The Transferor shall ensure for all claims listed in the inventory according to No. 3.1 that they rightly exist and are neither distrained, pledged, or otherwise transferred (with the exception of transfers due to the Contractor’s extended right to title retention).

4 Special agreements

[1]	Here the time interval shall be entered.

[Left margin, center: Copy for the Transferor]

[Left margin, bottom: form publication information]

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5 Transfer of claims

5.1 The current claims shall be transferred to the Sparkasse upon signing this Contract; future ones shall be transferred once they are created.

5.2 Claims that are subject to the extended right of title retention of a Transferor’s contractor shall be transferred to the Sparkasse at the time in which they are no longer included in the extended retention of title. To the extent that claims are only partly included in an extended retention of title, the transfer to the Sparkasse shall initially extend to the claimed portion to which the Transferor is entitled; the portion subject to the extended retention of title is considered transferred at the time it is no longer subject to the extended retention of title. The Transferor shall hereby transfer its claims for retransfer (release) of the claims directed against the contractor to the Sparkasse.

6 Collateral rights/insurance

6.1 Besides the claims, all collateral liable in their regard as well as rights stemming from underlying legal transactions, unless otherwise stipulated by law (§ 401 BGB (German Civil Code)), shall be transferred to the Sparkasse. These include collateral ownership and reserved ownership. In doing so, the transfer is replaced by the assignment of claims upon issuance of the goods. If other collateral exists, the Sparkasse may demand its transfer.

6.2 If a transferred claim is insured or if it is insured at a later point, the transfer shall also include the insurance claims. The Transferor shall hand over to the Sparkasse notices of transfer upon request. The Sparkasse may announce the transfer to the credit insurer at any time.

7 Supplementary collateral requirement

If the Transferor is also the Borrower, the Sparkasse may request it to furnish or increase collateral for its loan liabilities if there is a change in the risk situation due to subsequently occurring or known circumstances. These circumstances can include, e.g., a deterioration or pending deterioration of the economic situation of the Transferor, a jointly liable party, or guarantor, or the value of the existing collateral.

8 Other duties of the Transferor

The Transferor shall:

8.1 Notify the Sparkasse upon its request, what claims listed in the inventory according to No. 3 were transferred, due to extended retention of title, by the contractors to it, in whose claims the transfer is barred or requires the express consent of the third-party debtor. In addition, the Transferor shall indicate upon request whether third-party debtors are entitled to the offsetting of appropriate counterclaims and, if applicable, which ones;

8.2 Present to the Sparkasse, a trustee designated by it, or its responsible audit firm, at any time upon request, its books, balance sheets, financial statements, and business documents or grant examination and auditing of these procedures, provide any requested information, and enable its operations to be visited.

8.3 Avoid any measure by means of which third parties that are legally or financially interested in the claims are unaware of the Sparkasse’s creditor position, and to Promptly notify the Sparkasse if the transferred claims or the transferred collateral rights are distrained by a third party, and to notify the distraining third party of the transfer or assignment of rights;

8.4 Undertake disposition of the claims, for example within the scope of factoring transactions, only with the express consent of the Sparkasse;

8.5 Monitor, by itself and within the scope of its capabilities, the maintaining and safeguarding of all claims transferred to the Sparkasse or the assigned collateral rights and to inform the Sparkasse accordingly.

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9 Collection right of Transferor

9.1 As long as the Sparkasse does not exercise its rights regarding disclosure and utilization, the Transferor shall be entitled and required to collect the transferred claims within the scope of a proper business operation. The Transferor’s collection right shall expire no later than when revoked by the Sparkasse. Regardless of other expiration reasons, the collection right shall always expire when the Transferor has requested legal insolvency proceedings regarding its assets.

9.2 If the counter-value of a transferred claim – in its full amount or in partial amounts in cash or in another form, e.g., in checks or bills of exchange – is received directly by the Transferor, it shall promptly notify the Sparkasse upon its request about such receipt by providing precise disclosure about the claim to which the counter-value is allotted.

9.3 For payment toward claims transferred to the Sparkasse by means of checks or cash, ownership of the check or cash shall go to the Sparkasse as soon as the Transferor acquires it. If payments are made by bills of exchange, the Transferor shall assign the rights hereunder to in advance to the Sparkasse for security’s sake. The assignment of cash, checks, and bills of exchange shall initially be replaced by the Transferor safekeeping the money or papers for the Sparkasse. The Transferor shall furnish checks and bills of exchange with an endorsement and deliver these and cash promptly to the Sparkasse.

10 Disclosure and utilization

10.1 The Transferor shall assign notices of assignment to the Sparkasse upon request. The Sparkasse shall initially not disclose the transfer; however, it is entitled to do subject to the following conditions. The Transferor shall, after it makes such a disclosure, hold third party debtors to make payments to the Sparkasse.

10.2 The Sparkasse is entitled to disclose and utilize claims transferred to it and the collateral rights when

•	Its secured claims are due and the Borrower is in arrears with its payments or

•	The Borrower has ceased making payments or

•	Court-ordered insolvency proceedings have been requested over its assets.

10.3 The Sparkasse shall issue a prior warning regarding disclosure and utilization with an appropriate grace period to the extent this is not inappropriate. This period shall be of such a duration that it enables the Transferor to present objections as well as to attempt to pay the owed amounts to avert utilization. To the extent the present contract represents a business transaction according to the HGB (German Commercial Code) for the Transferor, the period shall in principle amount to one week. Otherwise, it shall amount to four weeks.

Setting a grace period is not required if the Transferor has discontinued its payments or a request was filed to open court-ordered insolvency proceedings on its assets.

10.4 The Sparkasse may utilize, at its equitable discretion, the transferred claims and security interests in other ways other than collection or utilization, especially to use the transferred goods without restriction or take over itself such goods subject to assessing an appropriate price, and thereby satisfy its claims. There is no stipulation of immediate cash payment of the purchase price. In the event of collection and without first asking the Transferor, the Sparkasse may take all measures and make agreements with third-party debtors that it deems necessary to collect the claims, especially granting deferments or rebates and negotiating settlements.

10.5 When several security interests exist, the Sparkasse has voting rights. In selecting and utilizing them, the Sparkasse shall take appropriate consideration of the interests to which the Transferor is entitled. For sales tax reasons, the Sparkasse is entitled to settle a delivery that falls under utilization by means of a credit note. The Transferor shall state its agreement hereto.

10.6 If the proceeds from the assignment are not sufficient to satisfy all claims secured by the transfer, these shall be settled according to the Sparkasse’s equitable discretion.

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11 Release of collateral

11.1 The Sparkasse is required to release its rights arising from the transfer of claims as soon as its claims against the Borrower are fulfilled.

It is required, beforehand and upon request, to release claims arising from this assignment at its discretion when and to what extent the realizable value of the transferred claims as well as all other collateral exceeds 110 percent of all secured claims of the Sparkasse not only in the short term. The coverage of 110 percent increases by the respective current sales tax rate if the Sparkasse is required to pay the sales tax from sales revenues.

When determining the realizable value and based on the nominal value, claims shall not be taken into account

•	That have not transferred over to the Sparkasse (e.g., in the event of extended retention of title) or

•	That are distrained by third parties or pledged to third parties if the third-party rights have priority, or

•	When, there are opposing claims of third-party debtors suitable for offsetting purposes, or

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•	In which a defect-related warranty is asserted, however only in the amount of the warranty claim, or

•	That are directed against third-party debtors with head offices located abroad.

In addition, when it comes to determining the realizable value, an appropriate safety margin shall be used due to any bad debt losses.

The Sparkasse may also fulfill the release obligation by releasing other collateral of a corresponding scope.

11.2 If the Transferor itself is the Borrower, the Sparkasse, if it is satisfied by a guarantor or other third party, shall transfer its rights to them unless claims of others are proven.

12 General Terms and Conditions

It is expressly pointed out that additionally the General Terms and Conditions (AGB) of the Sparkasse are an integral component of the contract. The AGB may be viewed in the counter halls of the Sparkasse.2

The contract and duplication shall be signed by all Transferors listed on page!

Enclosure(s)

Place, date (if different than on page 1)		Company and signature(s) of Transferor

Augsburg,		[signed]	by proxy [signed]
Prometal RCT GmbH
Legitimation/identification
☐ 1. Person known and already legitimized by account
Verified by ☐ personal ID / ☐ passport
No. valid until
Issued by
Citizenship
Place of birth			Aug. 4, 2011
☐ 2. Person known and already legitimized by account
Verified by ☐ personal ID / ☐ passport
No. valid until
Issued by
Citizenship
Place of birth		For the Sparkasse (with date if different)

Legitimacy and correctness of signature(s) checked:	Signature of processing individual (with employee ID no.)		July 29, 2011

[2]	Every one of the Sparkasse’s contractual partners shall receive a copy of the AGB if no business relations yet exist and the contract is signed outside of the Sparkasse.

Lending Business	Stadtsparkasse Augsburg
Payment Clause

Agreement regarding the Assignment Contract dated July 29, 2011

Between:	Prometal RCT GmbH, Am Mittleren Moos 41, 86167 Augsburg
(hereinafter referred to as Transferor)

And:	Stadtsparkasse Augsburg

1.	Obligation

The Transferor shall instruct the third-party debtor to pay solely to an account designated by the Stadtsparkasse Augsburg:

Acct. no.: 250491743 at Stadtsparkasse Augsburg, ABA 720 500 00

Acct. holder: Prometal RCT GmbH

2.	Authorization

In addition, the Transferor shall grant the irrevocable authorization for the Stadtsparkasse Augsburg to be able to instruct the third-party debtor to make payments solely into an account as designated by the Stadtsparkasse Augsburg:

Acct. no.: 250491743 at Stadtsparkasse Augsburg, ABA 720 500 00

Acct. holder: Prometal RCT GmbH

Augsburg, Aug. 4, 2011	Augsburg, July 29, 2011

[signed] by proxy [signed]	[signed]	[signed]
Transferor	Stadtsparkasse Augsburg
	Christoph Hennig	Elisa Schad

Legitimation/identification

☐ 1. Person known and already legitimized by account

Verified by ☐ personal ID / ☐ passport

No.                              valid until

Issued by

☐ 2. Person known and already legitimized by account

Verified by ☐ personal ID / ☐ passport

No.                              valid until

Issued by

Legitimacy and correctness of signature(s) checked:	Signature of processing individual (with employee ID no.)